Exhibit 99.1

NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
85 Oxford Drive
Moonachie, NJ 07074

CONTACT:	Emerson Radio Corp. or:	Investor Relations:
	Greenfield Pitts	Robert Maffei
	Chief Financial Officer	Investor Relations Manager
	(212) 897-5441	(973) 428-2098
Monday, August 16, 2010
EMERSON RADIO CORP. REPORTS FISCAL 2011 FIRST QUARTER RESULTS
MOONACHIE, N.J. — August 16, 2010 — Emerson Radio Corp. (NYSE AMEX: MSN) today reported financial results for its first quarter ended June 30, 2010.
Net revenues for the first quarter of fiscal 2011 increased $11.6 million, or 20.8%, to $67.2 million as compared to net revenues in the first quarter of fiscal 2010 of $55.6 million. The increase in net revenues for the first quarter of fiscal 2011 as compared to the prior year was due to higher houseware product sales, primarily microwave ovens and compact refrigerators, partially offset by decreased sales of audio products.
Operating income for the first quarter of fiscal 2011 was $7.4 million as compared to operating income in the first quarter of fiscal 2010 of $1.4 million, an increase of $6.0 million, or 418%. The increase in first quarter fiscal 2011 operating income over the prior year was driven by the increase in net revenues and lower selling, general and administrative expenses.
Net income from continuing operations for the first quarter of fiscal 2011 was $5.9 million as compared to $1.2 million for the first quarter of fiscal 2010, an increase of $4.7 million, or 406%. Diluted earnings per share for the first quarter of fiscal 2011 were $0.22 as compared to $.04 for the first quarter of fiscal 2010, an increase of $0.18 per diluted share, or 450%.

Greenfield Pitts, Executive Vice President and Chief Financial Officer of Emerson Radio, commented “We are pleased to begin fiscal 2011 with a strong first quarter financial result, which built upon the successes we achieved in fiscal 2010 and reflected higher houseware product sales, primarily microwave ovens and compact refrigerators, coupled with lower SG&A expenses; however, looking forward, we anticipate a much more challenging operating environment during the remainder of the fiscal year due to factory price increases on the products we import from China, higher freight rates to ship these products and a strengthening Chinese Renminbi, all of which could negatively impact our bottom line. We are managing these issues accordingly, and as we do so, will remain focused on generating profitable revenue streams, maintaining our strong customer and supplier relationships and keeping a tight control over expenses.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except earnings per share data)

	Three Months Ended
	June 30
	2010	2009
Net revenues	$67,155	$55,599
Costs and expenses:
Cost of sales	57,523	49,603
Other operating costs and expenses	299	778
Selling, general and administrative expenses	1,929	3,789

	59,751	54,170

Operating income	7,404	1,429
Interest income, net	10	10

Income from continuing operations before income taxes	7,414	1,439
Provision for income taxes	1,535	278

Income from continuing operations	5,879	1,161
Loss from discontinued operations, net of tax benefit	—	55

Net income	$5,879	$1,106

Basic net income per share
Continuing operations	$0.22	$0.04
Discontinued operations	—	—

Net	$0.22	$0.04

Diluted net income (loss) per share
Continuing operations	$0.22	$0.04
Discontinued operations	—	—

Net	$0.22	$0.04

Weighted average shares outstanding:
Basic	27,130	27,130
Diluted	27,131	27,130

EMERSON RADIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	June 30, 2010	March 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,314	$9,969
Restricted cash	2,496	5,083
Accounts receivable, net	35,626	20,350
Other receivables	1,120	1,037
Due from affiliates	75	—
Inventory, net	29,055	10,952
Prepaid expenses and other current assets	534	736
Deferred tax assets	3,500	3,383

Total current assets	79,720	51,510
Property, plant and equipment, net	3,047	3,131
Trademarks and other intangible assets, net	1,576	1,606
Due from affiliates	144	185
Investments in marketable securities	6,031	6,031
Deferred tax assets	5,289	6,588
Other assets	203	205

Total assets	$96,010	$69,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$5,625	$5,629
Current maturities of long-term borrowings	25	30
Accounts payable and other current liabilities	41,476	20,776
Due to affiliates	36	28
Accrued sales returns	1,118	957
Income taxes payable	250	174

Total current liabilities	48,530	27,594
Long-term borrowings	128	201
Deferred tax liabilities	128	119
Shareholders’ equity:
Preferred shares - 10,000,000 shares authorized; 3,677 shares issued and outstanding; liquidation preference of
$3,677,000	3,310	3,310
Common shares — $.01 par value, 75,000,000 shares authorized; 52,965,797 shares issued and 27,129,832 shares outstanding	529	529
Capital in excess of par value	98,785	98,785
Accumulated other comprehensive losses	(82)	(82)
Accumulated deficit	(31,094)	(36,976)
Treasury stock - 25,835,965 shares, at cost	(24,224)	(24,224)

Total shareholders’ equity	47,224	41,342

Total liabilities and shareholders’ equity	$96,010	$69,256